Sub-Item 77Q1(d): Copies of Constituent Instruments Defining The Rights of
 Shareholders
 Referred to in Sub-Item 77I

Effective June 27, 2016, the Goldman Sachs Global Infrastructure Fund commenced offering Class A, Class C, Institutional, Class IR, Class R and Class R6 Shares(the Shares). The terms of the Shares for the Fund are described in Post-Effective Amendment No.
568 to the Registrants Registration Statement on Form N-1A, filed with the
 Securities and Exchange Commission on June 27, 2016
(Accession No. 0001193125-16-632931). Amendment No.
 86 dated August 13, 2015 to the Registrants Agreement and Declaration of
 Trust dated January 28, 1997, which established the Shares for the Fund, is incorporated herein by reference to Exhibit (a)(87) to the Registrants registration statement on Form N-14 filed with the
Securities and Exchange Commission on August 18, 2015
 (Accession No. 0001193125-15-294728).